UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2011

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000 — 30733	41-1978822
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10700 Bren Road West Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

(952) 930-6000

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

A special meeting of the stockholders of American Medical Systems Holdings, Inc. (the “Company”) was held on June 15, 2011 at the Company’s headquarters (the “Special Meeting”) to submit two proposals to a stockholder vote.

At the Special Meeting, the Company’s stockholders approved the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 10, 2011, by and among Endo Pharmaceuticals Holdings Inc., NIKA Merger Sub, Inc. and the Company. The adoption of the Merger Agreement required the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting. No vote was taken on the proposal to adjourn the Special Meeting because there were sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

As of May 9, 2011, the record date for the Special Meeting, there were 77,746,333 shares of the Company’s common stock outstanding and entitled to vote. At the Special Meeting, the holders of 69,199,811 shares of the Company’s outstanding common stock were represented in person or by proxy, constituting a quorum. The final voting results, as certified by the inspector of elections, were as follows: 68,909,531 shares in favor of adopting the Merger Agreement; 250,463 shares against adopting the Merger Agreement; and 39,817 shares abstained from voting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2011	AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

	By:	/s/ Mark A. Heggestad
Mark A. Heggestad
Executive Vice President and Chief Financial Officer